UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure set forth below in Item 5.02 of this Report is hereby incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

The disclosure set forth below in Item 5.02 of this Report is hereby incorporated by reference into this Item 1.02.

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2016, Jeffrey Ronaldi (“Ronaldi”) and Document Security Systems, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) for the purpose of continuing Mr. Ronaldi’s employment as Chief Executive Officer of the Company under revised terms. Mr. Ronaldi’s previous employment agreement, entered into on November 9, 2015 and extended through December 31, 2016, terminated effective on December 31, 2016.

The new Agreement provides for a one-year employment term, commencing on January 1, 2017 and ending on December 31, 2017, at an annual base salary of $200,000.In addition to the base salary, the Agreement also contains bonus provisions. The cash performance bonus provision allows for Mr. Ronaldi to receive up to 50% of his base salary (the “Cash Bonus”) if the Company achieves certain established EBITDA targets in 2017. The full bonus of $100,000 will be payable to Mr. Ronaldi if the Company achieves adjusted EBITDA of $1,000,000 or greater during 2017. Such Cash Bonus will be proportional for EBITDA amounts that fall below $1,000,000. As and for an example, if adjusted EBITDA for 2017 is $500,000, then Ronaldi’s Cash Bonus would be a prorated $50,000. Any earned Cash Bonus will be calculated and payable once audited financial results are available for 2017. Mr. Ronaldi may also be eligible for an intellectual property performance bonus (the “IP Performance Bonus”) which consists of a percentage of either the Net Litigation Proceeds (as defined in the Agreement), the Net Licensing Proceeds (as defined in the Agreement), or a percentage of Net Sales Proceeds (as defined in the Agreement) received by the Company during the term of the Agreement. Under the IP Performance Bonus clause of the Agreement, Mr. Ronaldi would receive 15% of the Net Litigation Proceeds, Net Licensing Proceeds or Net Sales Proceeds received by the Company.

Pursuant to the Agreement, Mr. Ronaldi will also receive an initial common stock grant within thirty (30) days of the Effective Date of the Agreement, in the amount of 25,000 shares of the Company’s common stock, from the Company’s existing Employee, Director and Consultants Equity Incentive Plan (the “Plan”), which shall vest on the grant date. If the Company achieves adjusted EBITDA of $500,000 and a stock trading price of at least $1.00 per share by the close of the fourth quarter of 2017, then the Company will make a second grant of common stock to Mr. Ronaldi in the amount of 50,000 shares, from the Plan, to vest once the Company’s audited financial results for 2017 become available. Mr. Ronaldi would not be entitled to any remaining unvested shares in the event he voluntarily leaves his employment with the Company prior to end of the Agreement term. If the Company terminates Mr. Ronaldi’s employment without cause prior to expiration of the term of the Agreement, then he will be entitled to the earned unvested portion of his common stock grant, and to any remaining compensation he would have been entitled to receive had he remained until expiration of the term of the Agreement.

The Agreement also contains standard twelve-month non-competition and non-solicitation restrictions in favor of the Company.

The forgoing descriptions of the terms of the Agreement are summaries only, and do not purport to set forth the complete terms thereof, and are qualified in their entirety by reference to Exhibit 10.1 to this Report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Jeffrey Ronaldi and Document Security Systems, Inc. dated December 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: January 4, 2017	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer